Exhibit 99.1
Tyson Foods Names Wes Morris Chief Operating Officer
Springdale, Ark. – June 8, 2026 – Tyson Foods, Inc. (NYSE: TSN) announced today the appointment of Wes Morris as Chief Operating Officer (COO). As COO, Morris will oversee the company’s business segments, including Chicken, Beef, Pork, Prepared Foods and International.
Morris brings more than 20 years of experience with Tyson Foods, including prior leadership roles as president of the Prepared Foods and Poultry businesses. His appointment reinforces the company’s commitment to operational excellence.
“Wes Morris has a proven track record of executing against operational priorities across key segments of the business,” said Jeff Schomburger, incoming President and Chief Executive Officer of Tyson Foods. “His deep understanding of our operations, combined with our shared focus on serving customers and consumers, will help position the company for long-term growth and continued success.”
"I'm excited to return at this pivotal moment," said Morris. "We have a strong foundation in place, and I'm committed to operational discipline as the company continues to advance its strategic priorities and execute its growth plan.”
Morris begins his role on June 15. Devin Cole will be retiring from Tyson Foods. The company thanks him for his many contributions.
About Tyson Foods, Inc.
Tyson Foods, Inc. (NYSE: TSN) is a world-class food company and recognized leader in protein. Founded in 1935 by John W. Tyson, it has grown under four generations of family leadership. The Company is unified by this purpose: Tyson Foods. We Feed the World Like Family™ and has a broad portfolio of iconic products and brands including Tyson®, Jimmy Dean®, Hillshire Farm®, Ball Park®, Wright®, State Fair®, Aidells® and ibp®. Tyson Foods is dedicated to bringing high-quality food to every table in the world, safely and affordably, now and for future generations. Headquartered in Springdale, Arkansas, the Company is a member of the S&P 500 and Russell 1000 large capitalization indices. It had approximately 133,000 team members on September 27, 2025. Visit www.tysonfoods.com.